EX99.28(h)(5)

INVESTMENT MANAGERS SERIES TRUST II

AMENDED AND RESTATED
SHAREHOLDER SERVICE PLAN

WHEREAS: Investment Managers Series Trust II (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

The Trust desires to adopt a Plan to provide for shareholder servicing for the benefit of each series of the Trust set forth on Schedule A (each a “Fund”), or each class of each Fund set forth on Schedule A (each a “Class”), as applicable, and the beneficial owners (the “Clients”) of the shares of such Fund or Class (the “Shares”). Schedule A may be amended from time to time to add or remove a Fund, subject to the requirements of paragraph 5 below.

The investment advisor of each Fund (each an “Advisor”) may serve as the Fund’s shareholder servicing agent.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each Fund or Class, as applicable, for the Shares on the following terms and conditions:

1. The Fund or Class, as applicable, may pay the Fund’s Advisor, as set forth in paragraph 3, for providing or for arranging for the provision by securities broker-dealers and other securities professionals (“Service Organizations”) of non-distribution personal shareholder services (“Shareholder Services”) to Clients, including but not limited to shareholder servicing provided by the Advisor. Alternatively, the Fund may pay Service Organizations directly for the provision of Shareholder Services.

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Fund or Class, as applicable; (b) aggregating and processing orders involving Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) preparing tax reports or forms on behalf of Clients; (e) forwarding communications from the Fund to Clients; (f) providing sub-accounting with respect to Shares or the information to the Fund necessary for sub-accounting; (g) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (h) providing such other similar services as the Advisor may reasonably request to the extent it or a Service Organization is permitted to do so under applicable statutes, rules or regulations.

3. The Fund or Class, as applicable, shall pay the Advisor for its services up to the maximum annual rate of the average daily net asset value of the Fund or Class as set forth on Schedule A. The Fund or Class, as applicable, may make such payments monthly, and payments to the Advisor may exceed the amount expended by the Advisor during the month or the year to date. The payments shall be calculated monthly. In the event that payments to the Advisor during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, the Advisor will promptly refund to the Fund or Class any such excess. Payments by the Fund or Class under this Shareholder Service Plan may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion. The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4. While this Plan is in effect, the Trust’s Co-Administrator shall report in writing at least quarterly to the Trust’s Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5. This Plan will be effective with respect to a Fund or Class, as applicable, upon the approval of the Plan with respect to such Fund or Class by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”). This Plan shall, unless terminated as hereinafter provided, continue in effect with respect to each Fund and Class for one year from the date of Board approval, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees including the Independent Trustees. This Plan may be terminated or amended with respect to a Fund or Class at any time by a vote of a majority of the Independent Trustees.

Dated: September 16, 2013

Amended on July 16, 2015.

Amended on April 21, 2016.

Schedule A

Fund/Class	Annual Rate	Approval Date
ACR Multi-Strategy Quality Return (MQR) Fund - Class A	0.05%	11/17/2014
ACR Multi-Strategy Quality Return (MQR) Fund - Class I	0.15%	11/17/2014
ACR International Quality Return (IQR) Fund – Class A	0.05%	10/19/2016
ACR International Quality Return (IQR) Fund – Class I	0.15%	10/19/2016
All Terrain Opportunity Fund – Institutional Class	0.10%	09/25/2014
Altrius Enhanced Income Fund – Class A*	0.15%	10/20/2015
Altrius Enhanced Income Fund – Class C*	0.15%	10/20/2015
Altrius Enhanced Income Fund – Class I	0.15%	10/20/2015
Cedar Ridge Unconstrained Credit Fund – Investor Class	0.15%	12/03/2013
Cedar Ridge Unconstrained Credit Fund – Institutional Class	0.15%	12/03/2013
Kaizen Hedged Premium Spreads Fund – Class A*	0.15%	04/16/2015
Kaizen Hedged Premium Spreads Fund – Class C*	0.15%	04/16/2015
Kaizen Hedged Premium Spreads Fund – Class I	0.15%	04/16/2015
MarketGrader 100 Enhanced Index Fund – Class A*	0.15%	10/20/2015
MarketGrader 100 Enhanced Index Fund – Class C*	0.15%	10/20/2015
MarketGrader 100 Enhanced Index Fund – Class I	0.15%	10/20/2015
Regal Total Return Fund – Class A	0.15%	12/04/2014
Vivaldi Merger Arbitrage Fund – Class A	0.15%	09/10/2015
Vivaldi Merger Arbitrage Fund – Class I	0.10%	09/10/2015

*	Fund/Class has not commenced operations.